CONTACT:	Debbie Hancock (Investor Relations)
401-727-5401

Wayne Charness (News Media)
401-727-5983

FOR IMMEDIATE RELEASE

BARBARA FINIGAN NAMED HASBRO, INC.’S CHIEF LEGAL OFFICER

PAWTUCKET, R.I., December 9, 2010 – Barbara Finigan has been promoted to  Senior Vice President, Chief Legal Officer and Secretary of Hasbro, Inc. (NYSE:HAS) effective immediately it was announced today by Brian Goldner, Hasbro’s President and Chief Executive Officer.  Ms. Finigan will oversee all legal activities for the Company on a worldwide basis.

Ms. Finigan, 49, replaces Barry Nagler who is retiring as SVP, Chief Legal Officer and Secretary of Hasbro, Inc.  Prior to her promotion, Ms. Finigan served as Vice President of Litigation, Employment and Compliance in Hasbro’s Legal Department.

A 19-year veteran of Hasbro, Ms. Finigan has represented the company in a wide range of commercial transactions, litigation and regulatory matters.  During her tenure she helped establish Hasbro’s employment, product safety and compliance practices as she assumed more responsibility in the Global Legal function.

Prior to joining Hasbro, Ms. Finigan was an associate in the Corporate Department of Brown, Rudnick, Freed & Gesmer in Boston.  She is a graduate of the College of the Holy Cross with a Bachelor of Arts degree in Economics and Political Science.  She earned her J.D. from Marquette University where she served as the Editor-in-Chief of the Marquette Law Review.  She is a member of the Rhode Island, Massachusetts and Wisconsin Bar Associations.

Hasbro, Inc. (NYSE:HAS) is a branded play company providing children and families around the world with a wide-range of immersive entertainment offerings based on the Company’s world class brand portfolio.  From toys and games, to television programming, motion pictures, video games and a comprehensive licensing program, Hasbro strives to delight its customers through the strategic leveraging of well-known and beloved brands such as TRANSFORMERS, LITTLEST PET SHOP, NERF, PLAYSKOOL, MY LITTLE PONY, G.I. JOE, MAGIC: THE GATHERING and MONOPOLY.  The Hub, Hasbro’s multi-platform joint venture with Discovery Communications (NASDAQ: DISCA, DISCB, DISCK) launched on October 10, 2010. The online home of The Hub is www.hubworld.com. The Hub logo and name are trademarks of Hub Television Networks, LLC. All rights reserved.

Come see how we inspire play through our brands at http://www.hasbro.com. © 2010 Hasbro, Inc.  All Rights Reserved.

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